EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 28, 2017

Paychex, Inc. Reports Fourth Quarter and Fiscal 2017 Results

June 28, 2017

Fourth Quarter and Full Year Fiscal 2017 Highlights

•	Total revenue increased 6% to $798.6 million for the fourth quarter; 7% to $3.2 billion for fiscal 2017.
•	Total service revenue also increased 6% to $784.6 million for the fourth quarter; 7% to $3.1 billion for fiscal 2017.
o	Payroll service revenue increased 2% for the fourth quarter; 3% for fiscal 2017.
o	Human Resource Services revenue increased 10% for the fourth quarter; 12% for fiscal 2017.
•	Operating income increased 8% to $298.9 million for the fourth quarter; 8% to $1.2 billion for fiscal 2017.
•

Net income increased 10% to $195.3 million for the fourth  quarter;  8% to $817.3 million for fiscal 2017.   Adjusted net income(1) increased 9% for both the fourth quarter and for fiscal 2017 to $194.3 million and $799.0 million, respectively.

•

Diluted earnings per share increased 10% to $0.54 per share for the fourth  quarter; 8% to $2.25 per share for fiscal 2017.   Adjusted diluted earnings per share(1) increased 10% to $0.54 per share for the fourth quarter; 8% to $2.20 per share for fiscal 2017.

 (1) Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measure of net income and diluted earnings per share for the fourth quarter and fiscal year.

Rochester, N.Y., (June 28, 2017) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced its results of operations for the three months ended May 31, 2017 (the  “fourth quarter”), as well as the full fiscal year ended May 31, 2017  (“fiscal 2017” or the “fiscal year”).    Total revenue and total service revenue both increased 6% for the fourth quarter to $798.6 million and $784.6 million, respectively.  For the fiscal year, total revenue and total service revenue both increased 7% to $3.2  billion and $3.1  billion, respectively.    Net income and diluted earnings per share both increased 10% for the fourth quarter to  $195.3 million and $0.54 per share, respectively.  For the fiscal year, net income and diluted earnings per share both increased 8% to $817.3 million and  $2.25 per share, respectively.

Martin Mucci, President and Chief Executive Officer, commented, “Fiscal 2017 was another year of solid growth in revenue and earnings.  Our business model remains strong as evidenced by our industry-leading margins.  We continue to focus on providing our clients the value of our complete human capital management, or HCM, solutions with a combination of leading technology and dedicated service.”

Mr. Mucci added, “We recently announced that we are among the first to be certified to provide professional employer organization, or PEO, services under the Small Business Efficiency Act.  With more than 20 years in the PEO industry as a trusted partner to small- and mid-size businesses, this certification reaffirms Paychex as a leading provider of PEO services in the U.S.”

Payroll service revenue increased 2% to $440.9 million for the fourth quarter and 3% to $1.8 billion for the fiscal year, compared to the respective periods last year. These increases were primarily driven by growth in revenue per check, which improved as a result of price increases, net of discounts.  As of May 31, 2017, we served approximately 605,000 payroll clients,  consistent with a year ago.    New sales were challenged when compared to the fiscal year ended May 31, 2016 (“fiscal 2016”), which benefited from the implementation of the Affordable Care Act (“ACA”).  In addition, we experienced a slight increase in client attrition for fiscal 2017 as compared to the prior year.  The acquisition of Advance Partners in December 2015 contributed approximately 1% to the growth in payroll service revenue for the fiscal year.

Human Resource Services (“HRS”) revenue increased 10% to $343.7 million for the fourth quarter and 12% to $1.3 billion for the fiscal year, compared to the respective periods last year. HRS revenue growth was primarily driven by increases in our client base across all major HCM services, including: comprehensive outsourcing services, retirement services, time and attendance, and human resource administration.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our PEO.  Demand for these services resulted in strong growth in the number of client worksite employees served as of May 31, 2017 as compared to May 31, 2016.  Retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds.  Insurance services revenue benefited from continued growth of our full-service ACA product and growth in health and benefit applicants, coupled with higher average premiums in our workers' compensation insurance product.  Advance Partners contributed approximately 1% to the growth in HRS revenue for the fiscal year.

Interest on funds held for clients increased 14% to $14.0 million for the fourth quarter and 10% to $50.6 million for the fiscal year, compared to the respective periods last year. The increases resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were down 2% for the fourth quarter and 1% for the fiscal year, with growth impacted by the timing of certain remittances due to taxing authorities and client mix.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2017	2016	Change	2017	2016	Change
Average investment balances:
Funds held for clients	$4,310.4	$4,396.0	(2)%	$4,066.3	$4,105.5	(1)%
Corporate investments	$927.5	$862.2	8%	$906.7	$922.6	(2)%

Average interest rates earned(1) (exclusive of net realized gains):
Funds held for clients	1.3%	1.1%		1.2%	1.1%
Corporate investments	1.2%	1.1%		1.1%	0.9%

Total net realized gains	$—	$—		$0.1	$0.1

(1)

For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” Section of our Annual Report on Form 10-K (“Form 10-K”), which we expect to file with the Securities and Exchange Commission (“SEC”) by the end of July 2017.

Total expenses increased 5% to $499.7 million for the fourth quarter and 6% to $1.9 billion for the fiscal year, compared to the respective periods last year.  The primary driver of expense growth was higher wages and related expenses resulting from increased headcount in operations, partially offset by lower variable selling expenses.  Continued growth in our PEO along with our investment in technology also contributed to total expense growth.  Advance Partners contributed approximately 1% to the growth in total expenses for the fiscal year.

Operating income increased 8% for both the fourth quarter and fiscal year, compared to the respective periods last year.  Operating income, as a percent of total revenue, was 37.4%  for the fourth quarter and 39.3% for the fiscal year, compared to 36.6% and 38.8% for the  respective prior year periods.

Our effective income tax rate was 35.0% for the fourth quarter and 34.3% for the fiscal year, compared to 35.5% and 34.3% for the respective prior year periods.  The decrease in the effective income tax rate for the fourth quarter was related to discrete tax items recognized during the period, including the excess tax benefit related to employee stock-based compensation payments.

Financial Position and Liquidity

Our financial position as of May 31, 2017 remained strong with cash and  total corporate investments of $777.4 million and no debt.  Our primary source of cash is generated from our ongoing operations.  The slight decrease in cash and total corporate investments from $793.2 million as of May 31, 2016 is primarily the result of share repurchases and an increase in the rate for quarterly dividend payments, which offset cash generated from operations during fiscal 2017.  Historically, we have funded our operations, capital purchases, business acquisitions, share repurchases, and dividend payments from our operating activities.  Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of May 31, 2017, along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, business acquisitions, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $960.4 million for fiscal 2017, a decrease of 6% over the prior year.  This decrease was the result of fluctuations in working capital, partially offset by higher net income adjusted for non-cash items.  Working capital fluctuations resulted in $104.1 million of cash outflows for fiscal 2017, compared with $26.5 million of cash inflows in the prior year.  This change was largely related to the timing of collections from clients and payments for compensation, PEO payroll, and income taxes.  In addition, the larger outflows were impacted by higher accounts receivable balances related to growth in our payroll funding business for temporary staffing agency clients.

During fiscal 2017, we repurchased 2.9 million shares of our common stock for a total of $166.2 million.  In the respective prior year period, we repurchased 2.2 million shares for $107.9 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2017	2016	Change	2017	2016	Change
Net income (GAAP)	$195.3	$178.1	10%	$817.3	$756.8	8%
Non-GAAP adjustments:
Excess tax benefit related to employee stock compensation	(1.0)	—		(18.3)	—
Net tax benefit on income derived from prior tax years for customer-facing software	—	—		—	(21.1)
Total non-GAAP adjustments	(1.0)	—		(18.3)	(21.1)
Adjusted net income (non-GAAP)	$194.3	$178.1	9%	$799.0	$735.7	9%

Diluted earnings per share (GAAP)	$0.54	$0.49	10%	$2.25	$2.09	8%
Non-GAAP adjustments:
Excess tax benefit related to employee stock compensation	—	—		(0.05)	—
Net tax benefit on income derived from prior tax years for customer-facing software	—	—		—	(0.06)
Total non-GAAP adjustments	—	—		(0.05)	(0.06)
Adjusted diluted earnings per share (non-GAAP)	$0.54	$0.49	10%	$2.20	$2.03	8%

In addition to reporting net income and diluted earnings per share, U.S. GAAP measures, we present adjusted net income and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted net income and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted net income and adjusted diluted earnings per share both exclude the additional tax benefit or shortfall related to employee stock-based compensation recognized in income taxes.  This arose from early-adoption in June 2016 of new accounting guidance, but will be a recurring item going forward.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is in the control of management.  Also excluded is a net tax benefit that was recorded in fiscal 2016 for income derived from prior tax years related to customer-facing software that we produced.  This was an unusual event that is not expected to recur.  We believe presenting net income and diluted earnings per share excluding these particular discrete tax items allows a better understanding of core business performance.  Adjusted net income and adjusted diluted earnings per share are not calculated through the application of GAAP and are not a required form of disclosure by the SEC.  As such, they should not be considered as a substitute for the GAAP measures of net income and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with, the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2018 (“fiscal 2018”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our guidance for fiscal 2018 is as follows:

•	Payroll service revenue is anticipated to increase in the range of 1% to 2%;
•	HRS revenue is anticipated to increase in the range of 8% to 10%;
•	Interest on funds held for clients is expected to reflect growth in the mid- to upper-teens;

•	Total revenue, including interest on funds held for clients, is expected to increase approximately 5%;

•	Operating income, as a percent of total revenue, is anticipated to be approximately 40%;
•	Investment income, net is anticipated to be in the range of $9.0 million to $11.0 million;
•	The effective income tax rate for fiscal 2018 is expected to be in the range of 35.5% to 36.0%;
•	Net income (GAAP basis) is expected to increase approximately 5%;
•	Adjusted net income (non-GAAP)(1) is expected to increase approximately 7%; and
•	Adjusted diluted earnings per share (non-GAAP)(1) are expected to increase in the range of 7% to 8%.

(1)

Adjusted net income and adjusted diluted earnings per share are non-GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures.  The difference between our guidance for the GAAP measures of net income and diluted earnings per share and the related non-GAAP measures of adjusted net income and adjusted diluted earnings per share is limited to the tax benefit recognized in fiscal 2017 related to employee stock-based compensation payments.  We have not incorporated any assumptions regarding such a discrete tax benefit in our fiscal 2018 projections, as factors impacting the amount are subject to uncertainty.  Uncertainty primarily relates to employee decisions regarding exercise of stock-based awards and the market price of the Company’s common stock at that time.

Annual Report on Form 10-K

We anticipate filing our Form 10-K before the end of July 2017, and this will be available at http://investor.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 28, 2017 at 9:30 a.m. Eastern Time at http://investor.paychex.com/webcasts. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2017 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn  (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes”, “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyber-attacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2017	2016	Change	2017	2016	Change
Revenue:
Payroll service revenue	$440.9	$430.4	2%	$1,779.3	$1,729.9	3%
Human Resource Services revenue	343.7	311.2	10%	1,321.4	1,175.9	12%
Total service revenue	784.6	741.6	6%	3,100.7	2,905.8	7%
Interest on funds held for clients (1)	14.0	12.3	14%	50.6	46.1	10%
Total revenue	798.6	753.9	6%	3,151.3	2,951.9	7%
Expenses:
Operating expenses	231.4	220.3	5%	919.6	857.1	7%
Selling, general and administrative expenses	268.3	257.3	4%	992.1	948.2	5%
Total expenses	499.7	477.6	5%	1,911.7	1,805.3	6%
Operating income	298.9	276.3	8%	1,239.6	1,146.6	8%
Investment income/(expense), net (1)	1.6	(0.2)	n/m	5.2	4.5	13%
Income before income taxes	300.5	276.1	9%	1,244.8	1,151.1	8%
Income taxes	105.2	98.0	7%	427.5	394.3	8%
Net income	$195.3	$178.1	10%	$817.3	$756.8	8%

Basic earnings per share	$0.54	$0.49	10%	$2.27	$2.10	8%
Diluted earnings per share	$0.54	$0.49	10%	$2.25	$2.09	8%
Weighted-average common shares outstanding	359.3	360.3		359.8	360.7
Weighted-average common shares outstanding, assuming dilution	362.1	362.6		362.6	362.5
Cash dividends per common share	$0.46	$0.42		$1.84	$1.68

(1)

Further information on interest on funds held for clients and investment income/(expense), net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	May 31,
	2017	2016
ASSETS
Cash and cash equivalents	$184.6	$131.5
Corporate investments	138.8	220.6
Interest receivable	35.9	36.1
Accounts receivable, net of allowance for doubtful accounts	507.5	408.6
Prepaid income taxes	45.0	10.5
Prepaid expenses and other current assets	58.3	58.8
Current assets before funds held for clients	970.1	866.1
Funds held for clients	4,301.9	3,997.5
Total current assets	5,272.0	4,863.6
Long-term corporate investments	454.0	441.1
Property and equipment, net of accumulated depreciation	337.2	353.0
Intangible assets, net of accumulated amortization	57.6	69.5
Goodwill	657.1	657.1
Prepaid income taxes	24.9	24.9
Other long-term assets	30.9	31.6
Total assets	$6,833.7	$6,440.8

LIABILITIES
Accounts payable	$57.2	$56.7
Accrued compensation and related items	280.5	247.8
Deferred revenue	22.9	26.3
Other current liabilities	91.9	79.8
Current liabilities before client fund obligations	452.5	410.6
Client fund obligations	4,272.6	3,955.3
Total current liabilities	4,725.1	4,365.9
Accrued income taxes	45.6	72.8
Deferred income taxes	33.9	22.1
Other long-term liabilities	73.8	68.3
Total liabilities	4,878.4	4,529.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.4 shares as of May 31, 2017 and 360.4 shares as of May 31, 2016	3.6	3.6
Additional paid-in capital	1,030.0	952.7
Retained earnings	901.7	926.2
Accumulated other comprehensive income	20.0	29.2
Total stockholders’ equity	1,955.3	1,911.7
Total liabilities and stockholders’ equity	$6,833.7	$6,440.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2017	2016
OPERATING ACTIVITIES
Net income	$817.3	$756.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	126.9	115.1
Amortization of premiums and discounts on available-for-sale securities, net	72.5	75.7
Stock-based compensation costs	35.4	34.6
Provision from deferred income taxes	7.6	7.1
Provision for allowance for doubtful accounts	4.9	2.5
Net realized gains on sales of available-for-sale securities	(0.1)	(0.1)
Changes in operating assets and liabilities:
Interest receivable	0.2	1.8
Accounts receivable	(103.7)	(37.5)
Prepaid expenses and other current assets	(34.1)	(5.0)
Accounts payable and other current liabilities	48.9	63.3
Net change in other long-term assets and liabilities	(15.4)	3.9
Net cash provided by operating activities	960.4	1,018.2
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(50,462.3)	(12,572.2)
Proceeds from sales and maturities of available-for-sale securities	49,903.0	11,984.3
Net change in funds held for clients’ money market securities and other cash equivalents	237.6	927.6
Purchases of property and equipment	(94.3)	(97.7)
Acquisition of businesses, net of cash acquired	—	(296.1)
Purchases of other assets	(8.6)	(9.0)
Net cash used in investing activities	(424.6)	(63.1)
FINANCING ACTIVITIES
Net change in client fund obligations	317.3	(304.8)
Dividends paid	(662.3)	(606.5)
Repurchases of common shares	(166.2)	(107.9)
Activity related to equity-based plans	28.5	25.6
Net cash used in financing activities	(482.7)	(993.6)
Increase/(decrease) in cash and cash equivalents	53.1	(38.5)
Cash and cash equivalents, beginning of period	131.5	170.0
Cash and cash equivalents, end of period	$184.6	$131.5

© 2017 Paychex, Inc.